Exhibit 99.1
For Immediate Release

CONTACT: George R. Trumbull
NYMAGIC, INC.
(212) 551-0610


NYMAGIC, INC. REPORTS ON RECENT EVENTS, INCLUDING FINANCIAL RESULTS FOR THE
        THREE MONTHS ENDING SEPTEMBER 30, 2002


     New York, November 14, 2002 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter and for the nine months ended September 30, 2002 and certain other recent events affecting the Company.

Financial Results

     George R. Trumbull, Chairman and Chief Executive Officer, announced that net earnings for the third quarter of 2002 totaled $3.4 million, or $.37 per diluted share, compared with a net loss of $17.4 million, or $1.87 per diluted share, for the third quarter of 2001. Net earnings for the nine months ended September 30, 2002 totaled $8.1 million, or $.88 per diluted share, compared with a net loss of $15.6 million, or $1.69 per diluted share, for the nine months ended September 30, 2001. Included in the net loss for the third quarter of 2001 were after tax losses of $9.0 million, or $.98 per diluted share, resulting from the World Trade Center terrorist attack.

     Operating income, which excludes the effects of realized investment gains or losses and non-recurring charges after taxes, totaled $4.2 million, or $.45 per diluted share, for the third quarter of 2002, compared with an operating loss of $14.9 million, or $1.61 per diluted share, for the same period of the prior year. For the first nine months of 2002, operating income was $11.6 million, or $1.25 per diluted share, compared with an operating loss of $13.5 million, or $1.47 per diluted share, for the first nine months of 2001.

     Net realized investment losses after taxes in the third quarter of 2002 were $.7 million, or $.08 per diluted share, compared with net realized investment gains after taxes of $.4 million, or $.05 per diluted share for the same period in 2001. Net realized investment losses after taxes for the first nine months of 2002 were $2.5 million, or $.27 per diluted share, compared with net realized investment gains after taxes of $.8 million, or $.09 per diluted share, for the same period in 2001.

                                  (continued)


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NYMAGIC, INC. - p.2
-------------

     One time non-recurring charges for the nine months ended September 30, 2002, previously recorded in the second quarter ending June 30, 2002, were $1.0 million after taxes, or $.11 per share, related to the reorganization of the Company's management structure. The third quarter of 2001 and nine months ended September 30, 2001 included non-recurring charges for write downs of deferred tax assets of $2.9 million, or $.31 per diluted share, resulting from the discontinuance of underwriting in the Company's London operations.

     Mr. Trumbull commented, "We are pleased with the recent performance of the Company, as we continue to benefit from favorable pricing in our core insurance operations and from the changes that have been made to refocus our business.

     "Gross premiums in all of our U.S. lines of business grew by 78% largely as a result of rate increases. Ocean marine rates have risen in the past year in response to a number of large industry losses, many of which we avoided. We are pleased with the enhanced pricing in our non-marine liability class. Prices have now reached levels that enable us to write additional accounts at an attractive profit margin. Our inland marine/fire classes also reflect strong growth from new production sources as well as the effects of improved pricing on renewals. The Company continues to profit from a strong pricing environment on runoff premiums in the aviation line which we exited earlier this year. In the third quarter of 2002, aviation earned premiums represented 33% of total net premiums earned. We anticipate the level of aviation premiums earned to substantially decline in the fourth quarter and thereafter until all premiums have been earned.

     "Our combined ratio has improved to 96.9% for the first nine months of 2002 compared with 167.6% for the same period of 2001. This is the lowest combined ratio the Company has seen in years. The improvement occurred in both the expense and loss ratios.

     "Cash flow from operations in 2002 reached an impressive $53.0 million. Net investment income in 2002 was down due to a lower interest rate environment."

Other Recent Events
-------------------

     Mr. Trumbull also commented, "Since the date of our Annual Shareholders Meeting this past May, we continue to evaluate various strategies that will help to maximize shareholder value.

     "First, we continue to evaluate various program opportunities that strategically fit with our goal of being a premier ocean marine and specialty lines company. With the retrenchment taking place in the property/casualty marketplace, we feel that there exist opportunities to underwrite seasoned books of niche business. We seek those opportunities which meet the underwriting standards of our core business and our ultimate goal of achieving an underwriting profit. (continued)


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NYMAGIC, INC. - p.3
-------------


     "Second, in the fourth quarter, the Company engaged Mariner Partners, Inc. as its new investment advisor and completed the sale of the common stock remaining in its investment portfolio. In an effort to improve future investment yield, the Company intends to invest up to $50 million in hedge fund investments, $30 million of which has already been purchased as of this date. Currently, all of the Company's fixed income investments are rated as investment grade.

     Mr. Trumbull concluded, "Our attention remains focused on taking advantage of the current strong pricing environment while reshaping NYMAGIC, INC. for the future. We continue to be optimistic about the opportunities we see for the Company and for its future."

(Comparative Table Attached)

                                      ###

     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in ocean marine, inland marine, and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

     Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2002 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2002 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

                                 NYMAGIC, INC.
                               TABLE OF RESULTS
                                  (Unaudited)
                     (In thousands, except per share data)



                                            Three Months Ended                      Nine Months Ended
                                               September 30,                            September 30,
                                            2002             2001               2002                   2001
                                            ----             ----               ----                   ----

Revenues:
Net premiums earned                       $ 27,746         $ 13,783           $ 84,990             $ 50,788
Net investment income                        3,900            4,113             11,791               13,439
Realized investment gains (losses)          (1,127)             658             (3,899)               1,277
Commission  and other income                    84              240              1,459                3,454
                                                --              ---              -----                -----

Total revenues                              30,603           18,794             94,341               68,958

Expenses:
Net losses & loss adjustment expenses       17,175           31,448             54,298               60,942
Policy acquisition expenses                  4,230            3,250             13,533               11,182
General & administrative expenses            4,174            4,454             14,527               12,999
Interest expense                               148               71                427                  360
                                               ---               --                ---                  ---

Total expenses                              25,727           39,223             82,785               85,483

Income before income taxes                   4,876          (20,429)            11,556              (16,525)

Total income tax expense                     1,453           (3,071)             3,427                 (953)
                                             -----           -------             -----                 -----

Net income                                 $ 3,423         $(17,358)           $ 8,129             $(15,572)

Earnings per share:
       Basic                                 $ .37          $( 1.87)             $ .88             $ (1.69)
                                             -----          --------             -----             --------
       Diluted                               $ .37          $( 1.87)             $ .88             $ (1.69)
                                             -----          --------             -----             --------

Weighted average shares outstanding:
       Basic                                 9,276            9,260              9,274                 9,222
       Diluted                               9,281            9,260              9,288                 9,222

Supplementary information:
Gross written premiums                    $ 38,124         $ 30,795          $ 120,397              $ 83,187
Net written premiums                        26,739           15,397             84,686                42,596


Balance sheet data:                  September 30,      December 31,
                                              2002             2001
                                              ----             ----
Shareholders' equity                      $209,899         $199,272
Book value per share                         22.63            21.50